Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-113341, 333-13388, 333-119011 and 333-129825 and Form S-3 Nos. 333-122630, 333-133460, 333-137719, 333-142270, 133-127546, 333-132069 and 333-128944) of Bookham, Inc. of our reports dated August 27, 2007, with respect to the consolidated financial statements and schedule of Bookham, Inc., and the effectiveness of internal control over financial reporting of Bookham, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2007.
/s/ Ernst & Young LLP
San Jose, California
August 27, 2007